CHINA RAPID FINANCE LIMITED

SHARE SUBSCRIPTION AGREEMENT

Effective Date: June 17, 2019

In connection with the proposed investment by Hongkong Outjoy Education Technology Co., Ltd., a limited liability company registered in Hong Kong, and/or its designated investment entities (together known as "OET"), in China Rapid Finance Limited, a Cayman Islands exempted company with limited liability (the “Company”) (such transaction, the “Transaction”), pursuant to the terms of the Cooperation Agreement, dated on the date hereof (the “Effective Date”), by and between the Company and OET, OET proposes to purchase Class A ordinary shares (of China Rapid Finance Limited (the “Company”), par value $0.0001 per share (the “Ordinary Shares”), from the Company at a price per share equal to the Purchase Price (defined below), subject to the terms and conditions contained herein. In connection therewith, OET and the Company agree as follows:

1.OET hereby irrevocably subscribes for and agrees to purchase from the Company, in  separate tranches (the date of each such tranche, a “Closing Date”), an aggregate number of Ordinary Shares (the “Shares”) equal to the U.S. dollar equivalent of RMB 100.0 million, at a price per share equal to the Purchase Price.  The “Purchase Price” means the weighted average closing price of the Company’s ADSs representing Ordinary Shares on the New York Stock Exchange (NYSE: XRF) (the “Relevant Shares”) for the thirty (30) trading days preceding the Effective Date, multiplied by 1.3.    The first tranche shall consist of Ordinary Shares having a value equal to the U.S. dollar equivalent of RMB 10.0 million, and the Closing Date for the first tranche shall be no later than thirty (30) days following the Effective Date.  The second tranche shall consist of Ordinary Shares having a value equal to the U.S. dollar equivalent of RMB 45.0 million, and the Closing Date for the second tranche shall be no later than ninety (90) days following the Effective Date.  The third tranche shall consist of Ordinary Shares having a value equal to the U.S. dollar equivalent of RMB 45.0 million, and the final Closing Date for the third tranche shall be no later than one hundred eighty (180) days following the Effective Date, provided that there has been no material adverse change in the Company’s business, properties, financial condition, stockholders’ equity or results of operations of the Company since the Effective Date. All exchange rates shall be based on the noon buying rate of the Federal Reserve Bank of New York.

2.OET shall deliver to the Company on each Closing Date the aggregate subscription amount for the Shares subscribed for on such Closing Date by wire transfer of United States dollars in immediately available funds to the account specified by the Company against delivery to OET, or to a custodian designated by OET, of the Shares in book-entry form.

3.OET is (i) a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”)) or (ii) an institutional “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) or (iii) the Transaction is being completed in accordance with Regulation S under the Securities Act and all applicable conditions have been satisfied. OET is acquiring the Shares only for its own account and not for the account of others, and not on behalf of any other account or person or with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act.  OET is not an entity formed for the specific purpose of acquiring the Shares.

4.The Company represents and warrants that:

a.

The Company has been duly incorporated, is validly existing and is in good standing under the laws of the Cayman Islands, with corporate power and authority to own, lease and operate its properties and conduct its business as presently conducted.

b.

The Shares have been duly authorized and, when issued and delivered to OET against full payment therefor in accordance with the terms of this Subscription Agreement, will be validly issued, fully paid and non-assessable and will not have been issued in violation of or subject to any preemptive or similar rights created under the Company’s Fourth Amended and Restated Memorandum and Articles of Association or under Cayman Islands law.

c.

This Subscription Agreement has been duly authorized, executed and delivered by the Company and is enforceable in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

d.

The issuance and sale of the Shares and the compliance by the Company with all of the provisions of this Subscription Agreement and the consummation of the transactions herein will be done in accordance with the New York Stock Exchange rules and will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Company or any of its subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company is subject (a “Contract”), which would be reasonably like to have, individually or in the aggregate, a material adverse effect on the business, properties, financial condition, stockholders’ equity or results of operations of the Company (a “Material Adverse Effect”) or affect the validity of the Shares or the legal authority of the Company to comply with the terms of this Subscription Agreement; (ii) result in any violation of the provisions of the organizational documents of the Company; or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Company or any of its subsidiaries or any of its properties which would have a Material Adverse Effect or affect the validity of the Shares or the legal authority of the Company to comply with this Subscription Agreement.

e.

The Company is not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) the organizational documents of the Company, (ii) any Contract or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Company or any of its properties, except, in the case of clauses (ii) and (iii), for defaults or violations that have not had and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

f.

The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the execution, delivery and performance by the Company of this Subscription Agreement (including, without limitation, the issuance of the Shares), other than (i) filings required by applicable state securities laws, (ii) the filing of a Notice of Exempt Offering of Securities on Form D with the Securities and Exchange Commission (the “SEC”) under Regulation D of the Securities Act (if applicable),  (ii) those filings required by the New York Stock Exchange, and (iii) filings which, if not obtained, would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

g.

As of the date of this Subscription Agreement, the authorized capital stock of the Company consists of 500,000,000 ordinary shares.  As of March 31, 2019, the Company had 59,466,874 Class A ordinary shares and 6,935,606 Class B ordinary shares issued and outstanding.  As of each Closing Date, (i) no shares of preferred stock will be issued and outstanding, (ii) no ordinary shares will be held in the treasury of the Company, and (iii) except for incentive share and employee benefit plans, no options, warrants or other securities exercisable for or convertible into shares of capital stock of the Company will be issued or outstanding.

h.

Except for the Annual Report on Form 20-F for the year ended December 31, 2018 (the “2018 Form 20-F”), the Company has filed with the United States Securities and Exchange Commission (the “SEC”) all material forms, documents and reports required to be filed or furnished prior to the date of this Subscription Agreement by it with the SEC (the “Company SEC Documents”).  As of their respective dates, or, if amended or superseded by a filing prior to the date of this Subscription Agreement, as of the date of such amendment or superseding filing, the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, and the applicable rules and regulations promulgated thereunder.  The books and records of the Company have been, and are being, maintained in all material respects in accordance with United States generally accepted accounting principles (to the extent applicable).

i.

Except for communications in connection with the 2018 Form 20-F, the Company has not received any written communication from a governmental entity that alleges that the Company is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

j.

Assuming the accuracy of OET’s representations and warranties set forth in this Subscription Agreement, no registration under the Securities Act is required for the offer and sale of the Shares by the Company to OET.

k.

Neither the Company nor any person acting on its behalf has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) in connection with any offer or sale of the Shares.

l.

Except for such matters as have not had and would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect, there is no proceeding pending, or, to the Company’s knowledge, threatened against the Company or any judgment, decree, injunction, ruling or order of any governmental entity or arbitrator outstanding against the Company.

m.

Neither the Company nor any of its subsidiaries has taken any steps to seek protection pursuant to any law or statute relating to bankruptcy, insolvency, reorganization, receivership, liquidation or winding up, nor does the Company or any subsidiary have any knowledge or reason to believe that any of their respective creditors intend to initiate involuntary bankruptcy proceedings or any actual knowledge of any fact which would reasonably lead a creditor to do so.

5.OET understands that the Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Shares have not been registered under the Securities Act. OET understands that the Shares may not be resold, transferred, pledged or otherwise disposed of by OET absent an effective registration statement under the Securities Act except (i) to the Company or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and in each case in accordance with any applicable securities laws of the states and of the United States and other jurisdictions, and that any certificates representing the Shares shall contain a legend to such effect. OET acknowledges that the Shares will not be eligible for resale pursuant to Rule 144A promulgated under the Securities Act. OET understands and agrees that the Shares will be subject to transfer restrictions and, as a result of these transfer restrictions, OET may not be able to readily resell the Shares and may be required to bear the financial risk of an investment in the Shares for an indefinite period of time. OET understands that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Shares.

6.OET hereby agrees not to, directly or indirectly (1) offer, pledge, assign, encumber, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, any of the Shares or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Shares, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of the Shares or such other securities, in cash or otherwise, or publicly announce an intention to do any of the foregoing, for a period of one year from each Closing Date.

7.OET understands and agrees that OET is purchasing Shares directly from the Company.  OET further acknowledges that there have been no representations, warranties, covenants and agreements made to OET by any placement agent utilized by the Company as part of the issuance and sale of the Shares, the Company, any of their respective officers or directors or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements included in this Subscription Agreement.

8.OET represents and warrants that its acquisition and holding of the Shares will not constitute or result in a non-exempt prohibited transaction under Section 406 of the Employee Retirement Income Security Act of 1974, as amended, Section 4975 of the Internal Revenue Code of 1986, as amended, or any applicable similar law.

9.OET acknowledges and agrees that OET has received such information as OET deems necessary in order to make an investment decision with respect to the Shares. OET represents and agrees that OET and OET’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as OET and such undersigned’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Shares.

10.OET became aware of this offering of the Shares solely by means of direct contact between OET, on the one hand, and the Company, on the other hand, and the Shares were offered to OET solely by direct contact between OET and the Company. OET did not become aware of this offering of the Shares, nor were the Shares offered to OET, by any other means. OET acknowledges that the Company represents and warrants that the Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.

11.OET acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Shares, including risks set forth the section entitled “Risk Factors” in the Company’s prospectus for its initial public offering, the Company’s Annual Report on Form 20-F for the year ended December 31, 2017 and the Company’s other periodic filings with the SEC.

12.OET has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares, and OET has sought such accounting, legal and tax advice as OET has considered necessary to make an informed investment decision.

13.Alone, or together with any professional advisor(s), OET represents and acknowledges that OET has adequately analyzed and fully considered the risks of an investment in the Shares and determined that the Shares are a suitable investment for OET and that OET is able at this time and in the foreseeable future to bear the economic risk of a total loss of OET’s investment in the Company. OET acknowledges specifically that a possibility of total loss exists.

14.In making its decision to purchase the Shares, OET represents that it has relied solely upon independent investigation made by OET.

15.OET understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Shares or made any findings or determination as to the fairness of this investment.

16.The execution, delivery and performance by OET of this Subscription Agreement are within the powers of OET, have been duly authorized and will not constitute or result in a breach or default under or conflict with any order, ruling or regulation of any court or other tribunal or of any governmental commission or agency, or any agreement or other undertaking, to which OET is a party or by which OET is bound, and will not violate any provisions of OET’s organizational documents, including, without limitation, its incorporation or formation papers, bylaws, indenture of trust or partnership or operating agreement, as may be applicable. The signature on this Subscription Agreement is genuine, and the signatory has been duly authorized to execute the same, and this Subscription Agreement constitutes a legal, valid and binding obligation of OET, enforceable against OET in accordance with its terms.

17.Neither the due diligence investigation conducted by OET in connection with making its decision to acquire the Shares nor any representations and warranties made by OET herein shall modify, amend or affect OET's right to rely on the truth, accuracy and completeness of the Company's representations and warranties contained herein.

18.OET represents and warrants that OET is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by OFAC or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), or a person or entity prohibited by any OFAC sanctions program, (ii) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (iii) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank. OET agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that OET is permitted to do so under applicable law.  OET also represents that, to the extent required, it maintains policies and procedures reasonably designed for the screening of its investors against the OFAC sanctions programs, including the OFAC List.  OET further represents and warrants that, to the extent required, it maintains policies and procedures reasonably designed to ensure that the funds held by OET and used to purchase the Shares were legally derived.

19.OET acknowledges and agrees that (a) no disclosure in any offering document has been prepared by any placement agent in connection with the offer and sale of the Shares; (b) no placement agents (x) have acted as OET’s financial advisor or fiduciary to OET or provided OET with any information or advice with respect to the Shares, nor is such information or advice necessary or desired or (y) makes or has made any representation as to the Company or the Shares.

20.Neither this Subscription Agreement nor any rights that may accrue to OET hereunder (other than the Shares to be acquired hereunder) may be transferred or assigned.

21.The Company may request from OET such additional information as the Company may deem necessary to evaluate the eligibility of OET to acquire the Shares, and OET shall provide such information as may reasonably be requested, to the extent readily available and to the extent consistent with its internal policies and procedures.

22.OET acknowledges that the Company will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription Agreement. Prior to the Closing, OET agrees to promptly notify the Company if any of the acknowledgments, understandings, agreements, representations and warranties set forth herein are no longer accurate. OET agrees that each purchase by OET of Shares from the Company will constitute a reaffirmation of the acknowledgments, understandings, agreements, representations and warranties herein (as modified by any such notice) by OET as of the time of such purchase.

23.The Company is entitled to rely upon this Subscription Agreement and is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

24.This Subscription Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof.  Except as otherwise expressly set forth herein, this Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto, and their respective successor and assigns. This Subscription Agreement may not be modified, waived or terminated except by an instrument in writing, signed by the party against whom enforcement of such modification, waiver, or termination is sought.

25.If any provision of this Subscription Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

26.This Subscription Agreement may be executed in one or more counterparts (including by facsimile or electronic mail or in .pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

27.The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise.

THIS SUBSCRIPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD OTHERWISE REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER STATE.

IN WITNESS WHEREOF, each of the parties have executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date set forth above.

HONGKONG OUTJOY EDUCATION TECHNOLOGY CO., LTD.

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Name:

Title:

CHINA RAPID FINANCE LIMITED

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Name:

Title: